Exhibit 99.1

DRS Technologies, Inc.
Corporate Headquarters
5 Sylvan Way
Parsippany, NJ 07054

973.898.1500
NEWS RELEASE	Fax 973.898.4730
http://www.drs.com

FOR IMMEDIATE RELEASE

Thursday, September 25, 2008

DRS TECHNOLOGIES’ STOCKHOLDERS APPROVE
AGREEMENT AND PLAN OF MERGER WITH FINMECCANICA

PARSIPPANY, N.J., U.S.A., September 25 — DRS Technologies, Inc. (NYSE: DRS) announced today that stockholders of the company voted to adopt the agreement and plan of merger, and approve the merger with Finmeccanica S.p.A. (FNC.MI) at DRS’s special meeting of stockholders held today at The Hilton Parsippany in Parsippany, New Jersey, U.S.A. at 10:00 a.m. local time.

As announced on May 12, 2008, Finmeccanica and DRS jointly signed a definitive merger agreement for Finmeccanica to acquire all of the outstanding stock of DRS Technologies for US$81.00 per share in cash in a transaction with an enterprise value of approximately US$5.2 billion.

The transaction is expected to close in the fourth quarter of 2008 and is subject to the receipt of regulatory approvals and other closing conditions. On August 28, 2008, Finmeccanica and DRS jointly announced that the U.S. Department of Justice and Federal Trade Commission terminated the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR), in connection with DRS’s proposed merger with Finmeccanica.

Headquartered in Italy, Finmeccanica is a leading global high-technology company with core competencies in the design and manufacture of helicopters, civil and military aircraft, aero structures, satellites, space infrastructure, missiles, defense electronics and security. The company employs more than 60,000 people worldwide. Finmeccanica North America employs more than 2,100 employees at 32 sites across the U.S.

DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,500 people.

For more information about DRS Technologies, please visit the company’s web site at www.drs.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies’ expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “could,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company’s products and other risks or uncertainties detailed in the Company’s Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For information contact:

Patricia M. Williamson

Vice President, Investor Relations

(973) 898-6025

or

J. Patrick Fuhrmann

Director, Investor Relations

(973) 451-3530

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